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                                                                 EXHIBIT 11.1

                        COMPUTATION OF PER SHARE EARNINGS

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                                                  Quarter Ended                  Year Ended
                                                   December 25,                 December 25,
                                          -------------------------  -------------------------
                                               1999          1998         1999          1998
                                               ----          ----         ----          ----
Net Income                               $6,945,000    $9,224,000    $23,983,000   $33,692,000

Shares used to compute
   earnings per share - Basic            19,299,534    19,283,462     19,295,286    19,279,028

Earnings Per Share - Basic                    $0.36         $0.48          $1.24         $1.75

Shares used to compute
   earnings per share including
   common stock equivalents - Diluted    19,375,969    19,401,626     19,392,082    19,405,569

Earnings Per Share - Diluted                  $0.36         $0.48          $1.24         $1.74

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